Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

January 22, 2019

between

GASTAR MIDCO HOLDINGS LLC,
as Borrower,

and

AF V ENERGY I HOLDINGS, L.P.,
as Lender

TABLE OF CONTENTS

Page

Article I. Definitions	1
Section 1.01	Defined Terms1
Section 1.02	Terms Generally18
Section 1.03	Classification of Loans and Borrowings18
Article II. The Credits	18
Section 2.01	Accounting Terms; GAAP18
Section 2.02	Loans and Commitments19
Section 2.03	Funding of Borrowings19
Section 2.04	[Reserved]19
Section 2.05	Repayment of Loans; Evidence of Debt19
Section 2.06	Optional Prepayment of Loans20
Section 2.07	Mandatory Prepayment of Loans20
Section 2.08	[Reserved]21
Section 2.09	[Reserved]21
Section 2.10	Interest on Loans21
Section 2.11	Alternate Rate of Interest22
Section 2.12	[Reserved]23
Section 2.13	Conversion and Continuation of Borrowings23
Section 2.14	Increased Costs24
Section 2.15	Change in Legality25
Section 2.16	Breakage25
Section 2.17	Taxes26
Section 2.18	Payments Generally; Pro Rata Treatment; Sharing of Set-offs29
Article III. Representations and Warranties	30
Section 3.01	Organization; Powers30
Section 3.02	Authorization; Enforceability31
Section 3.03	Governmental Approvals; No Conflicts31
Section 3.04	No Material Adverse Change31
Section 3.05	Properties31
Section 3.06	Litigation and Environmental Matters31
Section 3.07	Compliance with Laws and Agreements32
Section 3.08	Investment Company Status32
Section 3.09	Taxes32
Section 3.10	ERISA32
Section 3.11	Disclosure32
Section 3.12	Labor Matters33
Section 3.13	Capitalization33
Section 3.14	Margin Stock33
Section 3.15	[Reserved]33
Section 3.16	[Reserved]33

i

Section 3.17	[Reserved]33
Section 3.18	[Reserved]33
Section 3.19	[Reserved]33
Section 3.20	[Reserved]33
Section 3.21	Anti-Corruption Laws and Sanctions33
Section 3.22	No Foreign Operations34
Section 3.23	[Reserved]34
Section 3.24	Borrower as Holding Company34
Article IV. Conditions to Effectiveness and Borrowings	34
Section 4.01	Conditions to Effectiveness34
Section 4.02	Conditions to All Loans35
Article V. Affirmative Covenants	36
Section 5.01	Financial Statements; Other Information36
Section 5.02	Notices of Material Events37
Section 5.03	Existence; Conduct of Business38
Section 5.04	Payment of Obligations38
Section 5.05	Maintenance of Properties; Insurance38
Section 5.06	Books and Records; Inspection Rights38
Section 5.07	Compliance with Laws39
Section 5.08	Environmental Matters39
Section 5.09	Use of Proceeds39
Section 5.10	[Reserved]39
Section 5.11	[Reserved]39
Section 5.12	Swap Agreements39
Section 5.13	[Reserved]39
Section 5.14	[Reserved]39
Section 5.15	[Reserved]39
Section 5.16	[Reserved]39
Section 5.17	Further Assurances39
Article VI. Negative Covenants	40
Section 6.01	[Reserved]40
Section 6.02	Indebtedness40
Section 6.03	Liens41
Section 6.04	Fundamental Changes41
Section 6.05	Disposition of Assets41
Section 6.06	Nature of Business42
Section 6.07	Investments42
Section 6.08	Swap Agreements43
Section 6.09	Restricted Payments43
Section 6.10	Transactions with Affiliates43
Section 6.11	Restrictive Agreements44
Section 6.12	Disqualified Stock45
Section 6.13	Certain Amendments to Organizational Documents45
Section 6.14	Sale and Leaseback Transactions45

Article VII. [Reserved]	45
Article VIII. Events of Default	45
Article IX. [Reserved]	48
Article X. Miscellaneous	48
Section 10.01	Notices48
Section 10.02	Waivers; Amendments49
Section 10.03	Expenses; Indemnity; Damage Waiver49
Section 10.04	Successors and Assigns50
Section 10.05	Survival53
Section 10.06	Counterparts; Integration; Effectiveness; Electronic Execution54
Section 10.07	Severability54
Section 10.08	Right of Setoff54
Section 10.09	GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS55
Section 10.10	WAIVER OF JURY TRIAL56
Section 10.11	Headings56
Section 10.12	Confidentiality56
Section 10.13	Material Non-Public Information56
Section 10.14	[Reserved]57
Section 10.15	Interest Rate Limitation57
Section 10.16	USA PATRIOT Act57

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Note

Exhibits C-1 through C-4 – Form of Tax Certificates

Exhibit D – Form of Interest Election Request

Exhibit E – Form of Notice of Cash Election

SCHEDULES:

Schedule 3.06 – Disclosed Matters

Schedule 3.13 – Capitalization

Schedule 6.02 – Existing Indebtedness

Schedule 6.03 – Existing Liens

Schedule 6.07 – Existing Investments

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of January 22, 2019, is between GASTAR MIDCO HOLDINGS LLC, a Delaware limited liability company, as Borrower and AF V Energy I Holdings, L.P., as Lender.

RECITALS

WHEREAS, on October 31, 2018, Gastar Exploration Inc. and its subsidiaries (collectively, the “Debtors” and each, a “Debtor”) commenced voluntary cases  under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, on December 21, 2018, the Bankruptcy Court entered the Confirmation Order (as defined below);

WHEREAS, the Debtors are party to that certain Superpriority Debtor-In-Possession Credit Agreement, dated as of October 31, 2018, among the Debtors, the other guarantors party thereto, the lenders party thereto and Wilmington Trust, National Association, as administrative agent (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “DIP Credit Agreement”); and

WHEREAS, in connection with the confirmation and implementation of the Plan of Reorganization (as defined below), the Borrower has requested that Lender make available to the Borrower a term loan facility of $200,000,000 to refinance a portion of the DIP Obligations (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

Article I.

Definitions

Section 1.01Defined Terms

.  As used in this Agreement, the following terms have the meanings specified below:

“ABR Loan” or “ABR Borrowing” means a Loan or a Borrowing consisting of Loans bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning assigned to such term in Section 10.16.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a) (x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by Lender to be equal to the LIBO Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (b) 2.00% per annum.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Affiliated” has meaning correlative thereto.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.10(a).

“Agreement” means this Credit Agreement, dated as of January 22, 2019, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% or (c) the Adjusted LIBO Rate for a one-month Interest Period beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00%.  If Lender shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of Lender to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Margin” means, for any day (a) with respect to any Eurodollar Loan, during the Interest Period ending on such Interest Payment Date shall be 8.00% per annum, unless the Borrower has elected to pay in cash, in which case the Applicable Margin for such Eurodollar Loan during the Interest Period ending on such Interest Payment Date shall be 6.00% per annum and (b) with respect to any ABR Loan, during the period from the then most recent Interest Payment Date for such Loan (or, in the case of ABR Loan originally made as an ABR Loan that (x) was not at any time a Eurodollar Loan and (y) in respect of which an Interest Payment Date had not occurred on or prior to such date, from the date such ABR Loan was initially funded) and ending on such Interest Payment Date (such period, the “Applicable Interest Payment Period”) shall be 7.00% per annum during such Applicable Interest Payment Period, unless the Borrower has elected to pay in cash, in which case the Applicable Margin for such ABR Loan during the Interest Period ending on such Interest Payment Date shall be 5.00% per annum.

“Applicable Percentage” means, with respect to any Lender at any time, a percentage equal to a fraction, the numerator of which is the sum of such Lender’s Credit Exposure at such time and the denominator of which is the aggregate Credit Exposure at such time.

“Approved Fund” has the meaning assigned to such term in Section 10.04(b).

“Ares” means (a) Ares Management LLC, its Affiliated investment managers and funds or accounts managed by any of them (but excluding any portfolio companies that are owned in whole or in part by any of the foregoing) and (b) any partner, member, manager, principal, director or officer of any of the foregoing.

“Asset Sale” means any Disposition by Borrower of any Property other than  (a) Dispositions permitted by clauses (a), (b), (c) or (d) of Section 6.05 and (b) any single Disposition or series of related Dispositions that involves Properties having a Fair Market Value not exceeding $1,000,000 and when aggregated together with all other Dispositions under this clause (b) the total does not exceed $5,000,000.

“Assignment and Assumption” means an assignment and assumption entered into by  Lender and an Eligible Assignee (with the consent of any Person whose consent is required under 10.04), in the form of Exhibit A or any other form approved by Lender.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” now and hereafter in effect, or any applicable successor statute.

“Bankruptcy Court” has the meaning assigned to such term in the recitals hereto.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, the prime lending rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by Lender from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective.  The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means GASTAR MIDCO HOLDINGS LLC, a Delaware limited liability company, and its successors and permitted assigns.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Breakage Event” has the meaning assigned to such term in Section 2.16.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, or overnight bank deposits having maturities of six months or less from the date of acquisition issued by Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a “nationally recognized statistical rating organization” (within the meaning of proposed Rule 3b‑10 promulgated by the SEC under the Exchange Act), if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower.

“Change in Law” means the occurrence after the date of this Agreement or, with respect  Lender, such later date on which a Lender becomes a party to this Agreement of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by Lender (or, for purposes of Section 2.14(b), by any lending office of Lender or by Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means

(a)any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Ares or any Related Party thereof, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the outstanding Capital Stock normally entitled to vote in the election of directors (“Voting Stock”) of Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

(b)the failure at any time of Holdings to be the beneficial owner of 100% of the Voting Stock of the Borrower; or

(c)the Borrower’s stockholders approve any plan relating to the liquidation or dissolution of the Borrower.

(d)	Notwithstanding anything to the contrary herein, the Restructuring Transactions shall not constitute a Change of Control.

“Charges” has the meaning assigned to such term in Section 10.15.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means as to Lender, its obligation to make a Loan to Borrower hereunder, expressed as an amount representing the maximum principal amount of Loans to be made by such Lender under this Agreement.  The amount of Lender’s Commitment as of the Effective

Date is equal to $200,000,000, which amount (a) shall refinance DIP Obligations and (b) shall be deemed funded by Lender on the Effective Date.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code, together with all schedules and exhibits thereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

“Consummation of the Plan of Reorganization” means the occurrence of the Effective Date (as defined in the Plan of Reorganization) and the substantial consummation of the Plan of Reorganization within the meaning of Section 1101(2) of the Bankruptcy Code in accordance with its terms in all material respects.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Date” means the date of a Borrowing.

“Credit Exposure” means the outstanding principal amount of Lender’s Loans at such time.

“Debtor” has the meaning assigned to such term in the recitals hereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, with respect to the Loans or other Obligations which accrue interest at the Default Rate hereunder, a rate per annum equal to the sum of three percent (3%) plus the interest rate otherwise applicable thereto.

“DIP Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“DIP Obligations” means Obligations as defined in the DIP Credit Agreement.

“Discharge of Obligations” means (a) the payment in full in cash of all Obligations (other than contingent indemnity obligations for which no claim for payment has been made (which indemnity obligations continue to survive as expressly provided in this Agreement or in any other Loan Document)), (b) termination or expiration of the Commitments and (c) termination of this Agreement other than indemnity and reimbursement obligations which expressly survive the termination hereof.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease, exchange or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Stock) at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date the conditions set forth in Section 4.01 are satisfied (or waived by Lender) which date is January 22, 2019.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that qualifies as an assignee pursuant to Section 10.04(b)(i); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Subsidiaries.

“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, determinations, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority relating in any way to the protection of environment, preservation or reclamation of natural resources, pollution, the management, release or threatened release of any Hazardous Material or to health and safety matters (to the extent relating to exposure to Hazardous Materials).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any violation of or liability under any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal (or arrangement for the disposal) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the failure of any Plan to satisfy the minimum funding standard applicable to that Plan for a plan year under Section 412 of the Code or Section 302 of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Loan” or “Eurodollar Borrowing” means a Loan or a Borrowing consisting of Loans bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i)  Lender acquires such interest in the Loan or Commitment or (ii)  Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender acquired the applicable interest in a Loan or Commitment or to Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.17(f) and (g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith in accordance with generally accepted finance practices.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer of the Borrower.  Any document delivered hereunder that is signed by the Financial Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Financial Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 2.01.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity properly exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such

Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all contaminants, pollutants or, hazardous or toxic materials, substances, wastes or other chemicals, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, explosive materials, radioactive materials and all other materials, substances or wastes of any nature regulated pursuant to, or for which liability or standards of conduct may be imposed under, any Environmental Law due to their hazardous or dangerous properties or characteristics.

“Hedge Modification” means the amendment, modification, cancellation, monetization, sale, transfer, assignment, early termination or other disposition of any Swap Agreement.

“Holdings” means Gastar Topco Holdings, LLC, a Delaware limited liability company, and its successors and permitted assigns.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding those incurred in the ordinary course of business which are not greater than 60 days past the due date or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, but limited to the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of the property securing such Indebtedness, (f) all Guarantees by such Person of Indebtedness of others to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such Guarantee, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) attributable Indebtedness in respect of Sale and Leaseback Transactions and (k) all obligations of such Person relating to any production payment.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03.

“Ineligible Institution” has the meaning assigned to it in Section 10.04(b).

“Information” has the meaning assigned to such term in Section 10.12.

“Interest Election Request” means a request by the Borrower in accordance with the terms of Section 2.13 and substantially in the form of Exhibit D or such other form as shall be approved by Lender.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each calendar quarter and any date upon which a payment or prepayment thereof is made and (b) with respect to any Eurodollar Borrowing, the last day of the Interest Period applicable to such Borrowing, and any date upon which a payment or prepayment thereof is made.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day that is (x) one week thereafter, (y) one month thereafter or (y) three months thereafter, in any case at the Borrower’s election pursuant to Section 2.03 or 2.13, as applicable; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Borrowing shall extend beyond the applicable Maturity Date.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of the Borrowing initially shall be the date on which the Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of the Borrowing.

“Investment” means all direct or indirect investments by such Person in other Persons (including, without limitation, Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRS” means the United States Internal Revenue Service.

“Lender” means AF V Energy I Holdings, L.P. and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum determined by Lender by reference to the ICE Benchmark

Administration London Interbank Offered Rate for deposits in Dollars with a term equivalent to such Interest Period (as set forth on the applicable Bloomberg screen page or by or such other commercially available source providing such quotations as may be designated by Lender from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes executed in connection herewith and any other agreements executed by the Borrower in connection with this Agreement and designated as a Loan Document therein.

“Loans” means, collectively, any loans made by Lender to the Borrower pursuant to this Agreement.

“Market Disruption Loans” means Loans the rate of interest applicable to which is based upon the Market Disruption Rate, and the Applicable Margin with respect thereto shall be the same as the Applicable Margin applicable to Eurodollar Loans; provided that, other than with respect to the rate of interest and Applicable Margin applicable thereto, Market Disruption Loans shall for all purposes hereunder and under the other Loan Documents be treated as ABR Loans (and Borrowings bearing interest at the Market Disruption Rate shall for all purposes hereunder and under the other Loan Documents be treated as ABR Borrowings).

“Market Disruption Rate” means, for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1.00%) equal to, the Alternate Base Rate for such day (without giving effect to clause (c) of the definition of Alternate Base Rate).  Any change in the Market Disruption Rate shall be effective as of the opening of business on the effective day of any change in the relevant component of the Market Disruption Rate. Notwithstanding the foregoing, if the “Market Disruption Rate” as determined in accordance with the immediately preceding sentences is less than the percentage specified in clause (b) of the definition of “Adjusted LIBO Rate,” then for all purposes of this Agreement and the other Loan Documents, the “Market Disruption Rate” shall be deemed equal to such percentage for such Interest Period.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, financial condition or results of operations of the Borrower, (b) the ability of the Borrower to perform any of its obligations under this Agreement or the other Loan Documents or (c) the validity or enforceability of any Loan Document against the Borrower or the rights of or benefits available to Lender under this Agreement or the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans) of the Borrower in an aggregate principal amount exceeding $10,000,000.

“Maturity Date” means the earlier of (a) January 22, 2024 and (b) the date of the acceleration of any outstanding extensions of credit under this Agreement.

“Maximum Rate” has the meaning assigned to such term in Section 10.15.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate contributed or has any obligations (current or contingent).

“Net Cash Proceeds” means, with respect to any Disposition or series of related Dispositions of any assets by the Borrower, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such Disposition or Dispositions, but only as and when so received, over (b) the sum of (i) the principal amount of any Indebtedness that is secured by such asset or assets and that is required to be repaid in connection with such Disposition or Dispositions (other than the Loans) and (ii) the reasonable and documented out‑of-pocket expenses (including Taxes) incurred by the Borrower in connection with such Disposition or Dispositions.

“Notice of Cash Election” means a certificate substantially in the form of Exhibit E delivered by a Responsible Officer of the Borrower to Lender.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of the Borrower from time to time owed to Lender under any Loan Document, including any make-whole amounts, any repayment or prepayment premiums and any accrued and unpaid interest, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, organization or formation, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership or formation, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning assigned to such term in Section 10.04(c).

“Participant Register” has the meaning assigned to such term in Section 10.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)Liens imposed by law for Taxes, assessments or other governmental charges or levies which are not yet delinquent or which (i) are being contested in good faith by appropriate proceedings diligently conducted, (ii) the Borrower, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(b)pledges and deposits in connection with workers’ compensation, unemployment insurance and other social security laws or regulations;

(c)Liens on cash and securities and deposits to secure the performance of bids, trade contracts, leases, statutory obligations (excluding Liens arising under ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, which are in the ordinary course of business and which are in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d)Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depositary agreements, and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower to provide collateral to the depository institution;

(e)judgment liens in respect of judgments that do not constitute an Event of Default under clause (g) of Article VIII;

(f)easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases, and similar encumbrances on real property in each case imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and that, in the aggregate, do not materially detract from the value of the affected Property or materially impair the use of the affected Property or interfere with the ordinary conduct of business of the Borrower;

(g)Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower in the ordinary course of business covering the Property under the lease;

(h)unperfected Liens reserved in leases or arising by operation of law for rent or compliance with the lease in the case of leasehold estates; and

(i)defects in or irregularities of title, if such defects or irregularities do not deprive the Borrower of any material right in respect of its assets or Properties;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Tax Distribution” means, with respect to a taxable period, distributions to one or more current or former direct or indirect holders of equity interests of the Borrower in an aggregate amount not to exceed the product of (x) the taxable income of the Borrower (for the avoidance of doubt, taking into account any taxable income of any other person that flows through to the Borrower for U.S. federal income tax purposes) for such taxable period, determined without regard to (i) any depreciation or amortization (or other cost recovery deductions) in respect of any basis adjustments under Section 734 or Section 743 of the Code (or any similar provisions of state or local law) or (ii) any deduction relating to qualified business income under Section 199A of the Code (or any similar provisions of state or local law), and (y) the highest combined marginal U.S. federal, state and local income tax rate for such taxable period applicable to an individual or corporation, whichever is greater, resident in New York, New York.  A Permitted Tax Distribution may be estimated by the Borrower and made at different times during the taxable period and after completion of such taxable period to coincide with estimated tax payment dates.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” has the meaning assigned to such term in Section 2.10(c).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” means that certain Prepackaged Plan (as modified) of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated as of November 5, 2018 and filed by the Debtors with the Bankruptcy Court on November 5, 2018, as supplemented by the Plan Supplement.

“Plan Supplement” has the meaning assigned to such term in the Plan of Reorganization.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.  Unless otherwise qualified, all references to Property in this Agreement shall refer to a Property or Properties of Borrower.

“Register” has the meaning assigned to such term in Section 10.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, managers, members, partners, employees, agents and advisors of such Person and such Person’s Affiliates.

“Requirements of Law” means, as to any Person, any order, law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer or chief financial officer of Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restricted Payment” means:

(a)any dividend or other distribution or other payment (whether in cash, securities or other property) with respect to any Capital Stock in Borrower, to any Person (in each case, solely in such Person’s capacity as holder of such Capital Stock or, in the case of any payment, to the direct or indirect holders of Borrower’s Capital Stock), including any dividend or distribution payable or payment made in connection with any merger, amalgamation or consolidation;

(b)any purchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of Borrower (including in connection with any merger, amalgamation or consolidation); and

(c)any principal payment on, or redemption, purchase, repurchase, defeasance or other acquisition or retirement for value, in each case, prior to any scheduled repayment, sinking fund payment or scheduled maturity, of any Indebtedness secured by Liens or unsecured Indebtedness, of the Borrower, except a payment of interest or principal at the stated maturity date thereof.

“Restructuring Transactions” has the meaning assigned to such term in the Plan of Reorganization.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (at the time of this Agreement, Cuba, Crimea, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or (b) (i) an agency of the government of a Sanctioned Country,

(ii) an organization controlled by a Sanctioned Country, (iii) any Person domiciled, organized or resident in a Sanctioned Country or (iv) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including but not limited to those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the United Kingdom, the European Union and other relevant sanctions authority with jurisdiction over the Borrower, each as amended, supplemented or substituted from time to time.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Statutory Reserves” means, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D).  Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to Lender under the Reserve Regulations.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Capital Stock representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Borrower.

“Swap Agreement” means any agreement or arrangement, or any combination thereof, (a) consisting of interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies or (b) relating to oil and gas or other hydrocarbon prices or basis costs or differentials or other similar financial factors.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means (a) the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, (b) the Borrowing of Loans, and (c) the use of the proceeds thereof.

“Type” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” means the Adjusted LIBO Rate and the Alternate Base Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means Borrower and Lender.

Section 1.02Terms Generally

.   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03Classification of Loans and Borrowings

.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).

Article II.

The Credits

Section 2.01Accounting Terms; GAAP

.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with

GAAP, as in effect from time to time; provided that, if the Borrower notifies Lender in writing that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Lender notifies the Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower at “fair value”, as defined therein.

Section 2.02Loans and Commitments

.

(a)Subject to the terms and conditions set forth herein (including Sections 4.01 and 4.02), and relying upon the representations and warranties set forth herein, Lender shall be deemed, on the Effective Date, to have made a loan to the Borrower (each such loan, a “Loan”) in an aggregate amount equal to Lender’s Commitment.  Lender and Borrower each acknowledges and agrees that the Loans shall be deemed funded on the Effective Date without any actual funding and the Commitment of Lender shall terminate immediately and automatically after the deemed making of the Loan.  The Borrower acknowledges and agrees that the full proceeds of the Loans have been disbursed by Lender to the Borrower.  The Loans shall initially be made as Eurodollar Loans with an Interest Period of three months.  Once repaid, the Loans may not be reborrowed, and any Commitment, once terminated, may not be reinstated.

Section 2.03Funding of Borrowings

.

(a)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested or elected with respect thereto would end after the maturity date of such Borrowing.

(b)Notwithstanding any other provision of this Agreement, there shall be no more than fifteen (15) Interest Periods outstanding at any time.

Section 2.04[Reserved]

.

Section 2.05Repayment of Loans; Evidence of Debt

.

(a)The Borrower hereby unconditionally promises to pay to Lender the then unpaid principal amount of the Loans of Lender, and all interest due thereon, and otherwise satisfy all other Obligations, in each case, on the Maturity Date.

(b)Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to Lender resulting from the Loan made by Lender,

including the amounts of principal and interest payable and paid to Lender from time to time hereunder.

(c)The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; and provided further that to the extent there is any conflict between the accounts maintained pursuant to paragraph (b) of this Section and the Register maintained pursuant to Section 10.04(b), the Register shall control.

(d)Lender may request that the Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to Lender a promissory note payable to Lender or its registered assigns in the form attached hereto as Exhibit B. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by a promissory note in such form.

Section 2.06Optional Prepayment of Loans

.

(a)The Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part, in an aggregate minimum amount equal to (i) if being paid in whole, the Obligations and (ii) if being paid in part, $1,000,000 and integral multiples of $500,000 in excess of that amount.  With respect to each prepayment of Loans required by this Section 2.06, such prepayments shall be applied on a pro rata basis to the then outstanding Loans irrespective of whether such outstanding Loans are ABR Loans or Eurodollar Loans.

(b)The Borrower shall notify Lender in writing of any prepayment hereunder not later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans to be prepaid.  All prepayments under this Section 2.06 shall be subject to Section 2.16 but otherwise without premium or penalty.  Each partial prepayment shall be applied ratably to the Loans.

(c)Each prepayment pursuant to this Section 2.06 shall be accompanied by a cash amount equal to the accrued but unpaid interest through the date of such prepayment.

Section 2.07Mandatory Prepayment of Loans

.

(a)If Borrower shall consummate any Asset Sale, incur any Indebtedness (other than Indebtedness permitted under Section 6.02) or realize proceeds from any Casualty Event above $500,000 individually or in the aggregate, then, in each case, not later than two (2) Business Days after receipt of the Net Cash Proceeds therefrom, the Borrower shall apply 100% of such Net Cash Proceeds to the repayment of Loans and the payment of accrued and unpaid interest thereon.  The provisions of this Section 2.07(a) do not constitute a consent to any Disposition or the incurrence of any Indebtedness by Borrower.

(b)Each payment of Net Cash Proceeds pursuant to this Section 2.07 shall be applied on a pro rata basis to the then outstanding Loans being prepaid irrespective of whether such outstanding Loans are ABR Loans or Eurodollar Loans and shall be accompanied by all accrued but unpaid interest thereon.

(c)The Borrower shall notify Lender in writing of any prepayment hereunder not later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans to be prepaid.  All prepayments under this Section 2.07 shall be subject to Section 2.16 but otherwise without premium or penalty.

Section 2.08[Reserved]

.

Section 2.09[Reserved]

.

Section 2.10Interest on Loans

.

(a)The Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days (or, in the case of ABR Loans that bear interest by reference to the Base Rate, 365 or 366 days, as applicable) and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)The Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)Interest on each Loan shall be paid in kind by having such interest capitalized and added to the outstanding principal balance of the Loans on such Interest Payment Date in lieu of cash payment (such interest that is capitalized and added to the principal amount of a Loan being referred to herein as “PIK Interest”); provided, that the Borrower may elect, by providing a Notice of Cash Election to Lender in accordance with the immediately following sentence, to have all (but not less than all) of the interest payable on any Interest Payment Date payable in cash in arrears on each Interest Payment Date applicable to such Loan and on the Maturity Date, and, in the event of any repayment or prepayment of any Loan, interest on the amount so repaid or prepaid shall be payable in cash on the date of such repayment or prepayment.  In order to elect to have the interest payable on any Interest Payment Date payable in cash in lieu of PIK Interest, the Borrower shall provide a Notice of Cash Election to Lender (i) in the case of a Eurodollar Loan, not later than 12:00 p.m., New York City time, one (1) Business Day prior to the first day of the Interest Period ending on such Interest Payment Date and (ii) in the case of an ABR Loan, not later than 12:00 p.m., New York City time, one (1) Business Day prior to the Interest Payment Date in respect of such Loan immediately preceding the Interest Payment Date to which such Notice of Cash Election relates (or, if such Notice of Cash Election in respect of such Loan is for the first Interest Payment Date occurring after the Effective Date, not later than 12:00 p.m., New York City time, one (1) Business Day prior to the Effective Date).  Upon being capitalized and added to the then aggregate outstanding principal balance of the Loans, PIK Interest shall be treated as principal of the Loans for all purposes of this Agreement and the other

Loan Documents.  Notwithstanding anything to the contrary contained herein, interest accruing pursuant to Section 2.10(d) shall be payable in cash from time to time on demand.

(d)Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans and, to the extent permitted by applicable law, other Obligations outstanding shall thereafter bear interest, after as well as before judgment, at the Default Rate.

(e)If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the rate applicable during such extension period.

Section 2.11Alternate Rate of Interest

.

(a)If prior to the commencement of any Interest Period for a Eurodollar Borrowing: (x) Lender determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or (y) Lender determines (which determination shall be final and conclusive absent manifest error) that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining their Loans included in such Borrowing for such Interest Period; then Lender shall give written notice thereof to Borrower as promptly as practicable thereafter and, until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, (i) any Borrowings that were to have been converted on the first day of such Interest Period to a Eurodollar Borrowing shall be continued as a Market Disruption Loan and (ii) any outstanding Eurodollar Borrowing shall be converted, on the last day of the then-current Interest Period, to a Market Disruption Loan.

(b)If at any time Lender determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(x) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(x) have not arisen but the administrator of the ICE Benchmark Administration London Interbank Offered Rate or a Governmental Authority having jurisdiction over Lender has made a public statement identifying a specific date after which the ICE Benchmark Administration London Interbank Offered Rate shall no longer be used for determining interest rates for loans, then the Borrower and Lender shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then-prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and the Borrower and Lender may enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin).  Notwithstanding anything to the contrary in Section 10.02, such amendment shall become effective without any further action or consent of any other party to this Agreement.  Until an alternate rate of interest is determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.11(b), only to the extent the ICE Benchmark Administration London Interbank Offered Rate for such Interest Period is not available or published at such time on a current basis), (x) any requested Eurodollar Loans shall be made as

ABR Loans, (y) any ABR Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period applicable thereto, into ABR Loans, in each case determined without giving effect to clause (c) of the Alternate Base Rate.

Section 2.12[Reserved]

.

Section 2.13Conversion and Continuation of Borrowings

.  The Borrower shall have the right at any time upon delivery of an Interest Election Request to Lender (a) not later than 12:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 p.m., New York City time, three (3) Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period and (c) not later than 12:00 p.m., New York City time, three (3) Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i)each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii)no less than all the outstanding principal amount of any Borrowing shall be converted or continued;

(iii)accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv)if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v)any portion of the Borrowing maturing or required to be repaid in less than one week may not be converted into or continued as a Eurodollar Borrowing;

(vi)any portion of a Eurodollar Borrowing that cannot be continued as a Eurodollar Borrowing by reason of the immediately preceding clause (v) shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(vii)after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each such Interest Election Request shall be irrevocable and shall specify (a) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (b) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (c) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (d) if such Borrowing is to be converted to or continued as a Eurodollar

Borrowing, the Interest Period with respect thereto.  If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of three months’ duration.  If the Borrower shall not have given notice in accordance with this Section 2.13 to continue any Borrowing into a subsequent Interest Period, such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

Section 2.14Increased Costs

.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended by Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate);

(ii)subject Lender to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by Lender and the result of any of the foregoing shall be to increase the cost to Lender of making, converting to, continuing or maintaining any Loan or maintaining its obligations to make any such Loan or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount), then the Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)If Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to Lender, as the case may be, such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15Change in Legality

.

(a)Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower:

(i)Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event Lender shall exercise its rights under paragraph (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)For purposes of this Section 2.15, a notice to the Borrower by Lender shall be effective as to each Eurodollar Loan made by Lender, (i) if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan and (ii) in all other cases, on the date of receipt by the Borrower.

Section 2.16Breakage

.  The Borrower shall indemnify Lender against any loss or expense that Lender may sustain or incur as a consequence of (a) any event, other than a default by Lender in the performance of its obligations hereunder, which results in (i) Lender receiving, or being deemed to receive, any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor or (iii) any Eurodollar Loan to be made by Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.13) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder.  In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period.  A certificate of Lender setting forth any amount or amounts which Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.17Taxes

.

(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.17) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(c)Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(d)Indemnification by the Borrower.  Borrower shall indemnify Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant

Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by Lender shall be conclusive absent manifest error.

(e)[Reserved].

(f)Status of Lender.

(i)If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(ii)Without limiting the generality of the foregoing,

(A)if Lender is a U.S. Person, it shall deliver to the Borrower on or prior to the date on which Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding Tax;

(B)if Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of,

U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W‑8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D),

“FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g)[Reserved].

(h)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival.  Each party’s obligations under this Section 2.17 shall survive any assignment of rights by, or the replacement of, Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18Payments Generally; Pro Rata Treatment; Sharing of Set-offs

.

(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.14, Section 2.16 or Section 2.17, or otherwise) prior to 2:00 p.m. New York City Time on the date when due, in Dollars and (other than in the case of PIK Interest) in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to Lender at such account as may be specified by Lender.  Lender shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, interest, premiums and fees then due hereunder, such funds shall be applied (i) first, towards payment of fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of fees then due to such parties, (ii) second, towards payment of interest and premiums then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and premiums then due to such parties and (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)If Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Article III.

Representations and Warranties

Borrower represents and warrants to Lender that on the Effective Date and each Credit Date:

Section 3.01Organization; Powers

.  Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and, (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02Authorization; Enforceability

.  The Transactions are within Borrower’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, actions by equity holders.  This Agreement has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03Governmental Approvals; No Conflicts

.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or have been made, (b) will not violate any Requirement of Law applicable to Borrower, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness, or give rise to a right thereunder to require any payment to be made by Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of Borrower not otherwise permitted under Section 6.03.

Section 3.04No Material Adverse Change

.

(a)[Reserved].

(b)Since January 16, 2019, no event or circumstance, either individually or in the aggregate, which has had or could reasonably be expected to have a Material Adverse Effect has occurred.

Section 3.05Properties

.

(a)Borrower has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for (i) minor defects in title that do not, in the aggregate, interfere with its ability to conduct its business as currently conducted and (ii) Liens permitted under Section 6.03.

(b)Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06Litigation and Environmental Matters

.

(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect after taking into account insurance proceeds or other recoveries from third parties actually received (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect after taking into account insurance proceeds or other recoveries from third parties actually received, Borrower (i)  has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii)  has not become subject to any Environmental Liability, (iii)  has not received written notice of any claim with respect to any Environmental Liability or (iv) does not know of any reasonable basis for any claim against Borrower with respect to any Environmental Liability.

Section 3.07Compliance with Laws and Agreements

.  (a) Borrower is in compliance with all Requirements of Law applicable to it or its Property, (b) Borrower is in compliance with its Organizational Documents and (c) Borrower is in compliance with all indentures, agreements and other instruments binding upon it or its Property, except, in the case of clauses (a) or (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

Section 3.08Investment Company Status

.  Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09Taxes

.  Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves maintained in accordance with GAAP, (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, or (c) to the extent otherwise excused or prohibited by the Bankruptcy Code and for which payment has not otherwise been required by the Bankruptcy Court.

Section 3.10ERISA

.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of U.S. GAAP Codification Topic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of U.S. GAAP Codification Topic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in Material Adverse Effect.

Section 3.11Disclosure

.  The Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower to Lender in connection with the negotiation of this

Agreement or delivered hereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date made or deemed made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

Section 3.12Labor Matters

.  There are no strikes, lockouts or slowdowns against Borrower pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect.  The hours worked by and payments made to employees of Borrower have not been in violation of the Fair Labor Standards Act or any other law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

Section 3.13Capitalization

.  Schedule 3.13 lists as of the Effective Date, the Borrower’s full legal name and its jurisdiction of organization and a list of all Subsidiaries of Borrower.

Section 3.14Margin Stock

.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no part of the proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 3.15[Reserved]

.

Section 3.16[Reserved]

.

Section 3.17[Reserved]

.

Section 3.18[Reserved]

.

Section 3.19[Reserved]

.

Section 3.20[Reserved]

.

Section 3.21Anti-Corruption Laws and Sanctions

.  The Borrower, its Subsidiaries and their respective officers, to the knowledge of the Borrower its directors, employees and agents, insofar as the same are acting on behalf of the Borrower or its Subsidiaries, (i) are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and (ii) have not, in the past five years, engaged in any dealings with a Sanctioned Person in violation of applicable Sanctions.  None of the Borrower or any Subsidiary, or to the knowledge of the Borrower, any director, officer, employee or agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

Section 3.22No Foreign Operations

.  Borrower does not operate its business outside the geographical boundaries of the United States.

Section 3.23[Reserved]

.

Section 3.24Borrower as Holding Company

.  Borrower is a holding company and does not engage in any business activities or own any assets or incur any material liabilities other than (a) its ownership of the Capital Stock of its Subsidiaries and liabilities incidental thereto and (b) in connection with this Agreement.

Article IV.

Conditions to EFFECTIVENESS AND borrowings

Section 4.01Conditions to Effectiveness

.  The effectiveness of this Agreement shall be subject to the satisfaction (or waiver by Lender) of the following conditions:

(a)Loan Documents. Lender shall have received executed counterparts of this Agreement and the other Loan Documents executed by each party hereto and thereto, each of which shall be in form and substance satisfactory to Lender in its sole discretion.

(b)Organizational Documents.  Lender shall have received (i) customary certificates of resolutions or other action, incumbency certificates of Responsible Officers of Borrower evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents and (ii) certificates (including Organizational Documents and good standing certificates) relating to the organization, existence and good standing of Borrower in its jurisdiction of organization, in each case, as certified by the Secretary or an Assistant Secretary of Borrower.

(c)Fees and Expenses.  Lender shall have received all fees and expenses due and payable to it on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented expenses (including reasonable and documented fees, charges and disbursements of counsel and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(d)Required Documentation.   At least five (5) Business Days prior to the Effective Date, Lender shall have received all documentation and other information with respect to Borrower, requested in writing by Lender and required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act including, for the avoidance of doubt, a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230.

(e)Indebtedness.  Lender shall be satisfied in its sole discretion that, on the Effective Date, immediately after giving effect to the Consummation of the Plan of Reorganization, the issuance of the Loans to occur on the Effective Date and any other transactions to occur on the Effective Date, Borrower shall have outstanding no Indebtedness for borrowed money other than Indebtedness outstanding under the Loan Documents.

(f)Approvals.  Borrower shall have obtained all approvals required from any Governmental Authority and all consents of other Persons, in each case that are necessary or, in the discretion of Lender, advisable in connection with the Transactions and each of the foregoing shall be in full force and effect and in form and substance satisfactory to Lender.

(g)Litigation.  There shall not exist any material action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority , except as otherwise disclosed to Lender in writing prior to the Effective Date.

(h)DIP Credit Agreement.  No default or event of default shall have occurred and be continuing under the DIP Credit Agreement.

(i)No Material Adverse Effect. Since January 16, 2019, there shall have been no event, circumstance or change, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(j)Bankruptcy Related Conditions.

(i)The Bankruptcy Court shall have entered the Confirmation Order, which shall be in form and substance satisfactory to Lender in its sole discretion.  The Confirmation Order must be in full force and effect, and shall not have been vacated, reversed, modified, amended or stayed in any manner without the written consent of Lender and shall be final and non-appealable;

(ii)The Plan of Reorganization shall not have been modified, altered, amended or otherwise changed or supplemented in any manner without the written consent of Lender;

(iii)All conditions precedent to the effectiveness of the Plan of Reorganization (other than the occurrence of the Effective Date hereunder) shall have been satisfied or waived (with the prior written consent of Lender); and

(iv)The Consummation of the Plan of Reorganization shall occur substantially simultaneously with the occurrence of the Effective Date.

Section 4.02Conditions to All Loans

. The obligation of each Lender to make any Loans shall be subject to the satisfaction (or waiver by Lender) of the following conditions:

(a)Representations and Warranties.  The representations and warranties of Borrower contained in this Agreement and in each other Loan Document shall be true and correct in all material respects (unless otherwise qualified by materiality in which case such representations and warranties shall be true and correct in all respects) on and as of such date of Borrowing, as applicable, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (unless otherwise qualified by materiality in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date).

(b)No Default. At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

Article V.

Affirmative Covenants

Until the Discharge of Obligations, Borrower covenants and agrees with Lender that:

Section 5.01Financial Statements; Other Information

.  The Borrower will furnish to Lender:

(a)within 120 days after the end of each fiscal year of Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO USA, LLP or other independent public accountants reasonably acceptable to Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than a “going concern” qualification solely as to the Maturity Date occurring within the 12-month period following the date of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that for the fiscal year ending December 31, 2019, comparative information shall not be required.

(b)within 90 days after the end of each fiscal quarter of Borrower, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided for the fiscal quarters ending during the fiscal year ending December 31, 2019, comparative information shall not be required.

(c)within three Business Days following the delivery of any financial statements under clause (a) or (b) above, a certificate in a form reasonably acceptable to Lender signed by a Financial Officer of the Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d)within 60 days after the conclusion of each fiscal year, the Borrower’s annual operating and capital expenditure budgets, and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements, each for the following fiscal year in a format reasonably consistent with projections, budgets and forecasts theretofore provided to Lender, and promptly following the preparation thereof, material updates to any of the foregoing from time to time prepared by management of the Borrower;

(e)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f)from time to time such information or projections with respect to the business or Properties, or the condition or operations, financial or otherwise, of, or compliance with the terms of this Agreement by, Borrower as Lender may reasonably request, such information to be provided in each case, as promptly as practicable, and in any event, within fifteen (15) Business Days following each such request;

Documents required to be delivered pursuant to Section 5.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet, or (2) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender); provided that:  (i) upon request, the Borrower shall deliver paper copies of such documents to Lender until a written request to cease delivering paper copies is given by Lender and (ii) the Borrower shall notify Lender (by electronic mail) of the posting of any such documents and, upon request, provide to Lender by electronic mail electronic versions (i.e., soft copies) of such documents.  Lender shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.

Section 5.02Notices of Material Events

.  The Borrower will furnish to Lender prompt written notice of the following:

(a)as soon as possible, but in any event within five (5) days of obtaining knowledge thereof, (i) the occurrence of any Default or (ii) the occurrence of any “default” or “event of default” under any Material Indebtedness;

(b)as soon as possible, but in any event within twenty (20) days after obtaining knowledge of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(c)as soon as possible, but in any event within  twenty (20) days after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)as soon as possible, but in any event within twenty (20) days after obtaining knowledge of any release by Borrower or any other Person of any Hazardous Material into the environment, which could reasonably be expected to have a Material Adverse Effect;

(e)as soon as possible, but in any event within twenty (20) days after any notice alleging any violation of any Environmental Law by Borrower or any other Environmental Liability, which could reasonably be expected to have a Material Adverse Effect; and

(f)as soon as possible, but in any event within five (5) days after becoming aware of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

To the extent applicable, each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03Existence; Conduct of Business

.  Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04 or any Disposition permitted under Section 6.05.

Section 5.04Payment of Obligations

.  Borrower will pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05Maintenance of Properties; Insurance

.  Borrower will:

(a)keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and

(b)maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  Upon request of Lender, the Borrower will furnish or cause to be furnished to Lender from time to time a summary of the respective insurance coverage of Borrower in form and substance reasonably satisfactory to Borrower, and, if requested, will furnish Lender copies of the applicable policies.

Section 5.06Books and Records; Inspection Rights

.  Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Borrower will permit any representatives designated by Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its senior management, independent accountants and other advisors, all at such reasonable times and as often as reasonably requested.

Section 5.07Compliance with Laws

.  Borrower will comply with all Requirements of Law (including Environmental Laws) applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08Environmental Matters

.  If an Event of Default is continuing or if Lender at any time has a reasonable basis to believe that there exists a violation of any Environmental Law by Borrower or that there exists any other Environmental Liabilities that would in either case reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, then Borrower shall, promptly upon the receipt of a request from Lender, cause the performance of, or allow Lender (or its designee) access to the real property for the purpose of conducting, an environmental assessment, including subsurface sampling of soil and groundwater, and cause the preparation of a report.  Such assessments and reports, to the extent not conducted by Lender (or its designee), shall be conducted and prepared by a reputable environmental consulting firm acceptable to Lender and shall be in form and substance acceptable to Lender.  The Borrower shall be responsible for (and reimburse Lender for) all costs associated with any such assessments and reports.

Section 5.09Use of Proceeds

.  The proceeds of the Loans will be used only to refinance DIP Obligations.  The Borrower will not fund all or part of any repayment of the Obligations out of proceeds derived from transactions which would be prohibited by Sanctions or would otherwise cause any party hereto to be in breach of Sanctions.

Section 5.10[Reserved]

.

Section 5.11[Reserved]

.

Section 5.12Swap Agreements

.  Upon the request of Lender, the Borrower shall, within 30 days of such request, provide to Lender copies of all agreements, documents and instruments evidencing the Swap Agreements to which the Borrower is a party to not previously delivered to Lender, certified as true and correct by a Responsible Officer of the Borrower, and such other information regarding such Swap Agreements as Lender may reasonably request.

Section 5.13[Reserved]

.

Section 5.14[Reserved]

.

Section 5.15[Reserved]

.

Section 5.16[Reserved]

.

Section 5.17Further Assurances

.

(a)From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents.

(b)Upon the exercise by Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Lender may be required to obtain from Borrower for such governmental consent, approval, recording, qualification or authorization.

Article VI.

Negative Covenants

Until the Discharge of Obligations, Borrower covenants and agrees with Lender that:

Section 6.01[Reserved]

.

Section 6.02Indebtedness

.  Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

(a)Indebtedness of Borrower under the Loan Documents;

(b)Indebtedness in respect of Swap Agreements permitted pursuant to Section 6.08;

(c)Indebtedness existing on the Effective Date and set forth in Schedule 6.02 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by an amount equal to the reasonable premium paid and fees and expenses reasonably incurred therewith);

(d)Unsecured intercompany Indebtedness between the Borrower and any Subsidiary with the prior written consent of Lender;

(e)Indebtedness (other than Indebtedness for borrowed money) incurred or deposits made by the Borrower (i) under worker’s compensation laws, unemployment insurance laws or similar legislation, (ii) in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Borrower is a party and (iii) to secure public or statutory obligations of the Borrower, in each case in the ordinary course of business and consistent with past practice;

(f)Guarantees in respect of Indebtedness otherwise permitted pursuant to this Section 6.02;

(g)Indebtedness in connection with the endorsement of negotiable instruments and other obligations in respect of cash management services, netting services, overdraft protection and similar arrangements, in each case in the ordinary course of business and consistent with past practice;

(h)Indebtedness in respect of insurance premium financing for insurance being acquired or maintained by the Borrower under customary terms and conditions; and

(i)other unsecured Indebtedness not in respect of borrowed money in an aggregate amount outstanding at any time not to exceed $1,000,000.

Section 6.03Liens

.  Borrower will not create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a)Permitted Encumbrances;

(b)any Lien on any Property of the Borrower existing on the Effective Date and set forth in Schedule 6.03; provided that (i) such Lien shall not apply to any other Property of the Borrower (other than proceeds and accessions and additions to such Property) and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof

(c)any Lien securing obligations under Swap Agreements permitted pursuant to Section 6.08; and

(d)Liens securing insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any Property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto.

Section 6.04Fundamental Changes

.  Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a)any Subsidiary may merge into Borrower in a transaction in which Borrower is the surviving entity; and

(b)Dispositions permitted by Section 6.05 may be made.

Section 6.05Disposition of Assets

.  The Borrower will not Dispose of any Property except:

(a)the Disposition of equipment and other Property in the ordinary course of business, that is obsolete or no longer necessary in the business of the Borrower or that is being replaced by equipment of comparable value and utility;

(b)Liens permitted by Section 6.03, Investments permitted by Section 6.07 and Restricted Payments permitted by Section 6.09;

(c)Dispositions of cash and Cash Equivalents in the ordinary course of business;

(d)sales or discounts of overdue accounts receivable in the ordinary course of business, in connection with the compromise or collection thereof, and not in connection with any financing transaction;

(e)Dispositions of seismic, geologic or other data and license rights in the ordinary course of business;

(f)Hedge Modifications; provided that the consideration received for such Hedge Modification is at least equal to Fair Market Value; and

(g)Other Dispositions and sales of Properties not otherwise permitted pursuant to this Section 6.05 having a Fair Market Value not to exceed $1,000,000 in the aggregate for all Dispositions and sales of Properties pursuant to this Section 6.05(g) for the term of this Agreement.

Section 6.06Nature of Business

.  Borrower will not engage in any business activities or own any assets or incur any liabilities other than (a) its ownership of the Capital Stock of its Subsidiaries and liabilities incidental thereto, (b) transactions expressly permitted under this Agreement and the other Loan Documents and (c) in connection with the consummation of the Transactions.

Section 6.07Investments

.  Borrower will not make any Investment, except:

(a)Investments in Cash Equivalents;

(b)Investments in or to a Subsidiary with the prior written consent of Lender;

(c)Guarantees constituting Indebtedness permitted by Section 6.02 (other than guarantees in respect of Capital Lease Obligations) and performance guarantees, in each case, incurred in the ordinary course of business;

(d)Investments consisting of Swap Agreements to the extent permitted under Section 6.08;

(e)Investments existing as of the Effective Date and set forth on Schedule 6.07;

(f)Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business and in any event not to exceed $250,000 in the aggregate at any time outstanding;

(g)demand deposits with financial institutions, prepaid expenses and extensions of trade credit in the ordinary course of business (and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss);

(h)trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(i)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; provided that, the aggregate amount of such Investment shall not exceed $1,000,000 (other than by appreciation);

(j)Investments consisting of any deferred portion of the sales price received by the Borrower in connection with any sale of assets permitted hereunder;

(k)any Investment by the Borrower in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary of the Borrower or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its Properties or assets to, or is liquidated into, the Borrower or a Subsidiary of the Borrower; and

(l)other Investments not to exceed $1,000,000 in the aggregate.

Section 6.08Swap Agreements

.  Borrower will not enter into any Swap Agreement, except Swap Agreements with counterparties reasonably acceptable to Lender and entered into in the ordinary course of business and not for speculative purposes to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of the Borrower.

Section 6.09Restricted Payments

.  Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that, so long as at the time of and immediately after giving effect to such Restricted Payment no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, Borrower may make the following Restricted Payments:

(a)the declaration and payment of dividends or distributions by Borrower solely in Capital Stock (other than Disqualified Stock) of Borrower;

(b)Permitted Tax Distributions;

(c)the declaration and payment of dividends or distributions to Holdings and Holdings’ direct and indirect holding companies, the proceeds of which shall be used to pay such equity holder’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including, but not limited to, (i) administrative, legal, accounting and similar expenses provided by third parties, (ii) trustee, directors, managers, direct and indirect equity holder and general partner fees, costs and expenses, and (iii) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claim, litigation or proceeding); and

(d)the declaration and payment of other dividends or distributions with the prior written consent of Lender.

Section 6.10Transactions with Affiliates

.

(a)Borrower will not make any payment to, or sell, lease, transfer or otherwise Dispose of any of its Properties or assets to, or purchase any Property from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with (or for the benefit of), any Affiliate of Borrower (each, an “Affiliate Transaction”), unless:

(i)the Affiliate Transaction is on terms that are no less favorable to Borrower than those that would have been obtained in a comparable transaction by Borrower with an unrelated Person or, if in the good faith judgment of Borrower’s manager, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to Borrower from a financial point of view; and

(ii)the Borrower delivers to Lender (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000, an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the board of directors of Holdings; and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, an opinion as to the fairness to Borrower of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)Section 6.10(a) will not apply to:

(i)payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Borrower;

(ii)payments made by the Borrower or any Subsidiary thereof pursuant to a management services agreement, management agreement or similar agreement between the Borrower or any such Subsidiary, on the one hand, and Ares Management LLC or an Affiliate thereof, on the other hand;

(iii)Restricted Payments permitted by Section 6.09; and

(iv)any issuance of Capital Stock (other than Disqualified Stock) of Borrower to Affiliates of Borrower and the granting of registration and other customary rights in connection therewith.

Section 6.11Restrictive Agreements

.  Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of Borrower to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to Holdings or any Subsidiary or to Guarantee Indebtedness of Holdings or any Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement and (ii)  the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Indebtedness and (B) customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.12Disqualified Stock

.  Borrower will not issue any Disqualified Stock.

Section 6.13Certain Amendments to Organizational Documents

.  Borrower will not enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under its Organizational Documents if the effect thereof would be materially adverse to Lender or violate Section 6.11.

Section 6.14Sale and Leaseback Transactions

.  Borrower will not enter into or suffer to exist any Sale and Leaseback Transaction.

Article VII.

[RESERVED]

Article VIII.

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)Non-Payment. (i) Borrower shall fail to pay any principal of, or premium on, any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) Borrower shall fail to pay any interest on any Loan, any fee or any other amount, other than an amount referred to in clause (i), payable under this Agreement, when and as the same shall become due and payable, and such failure under this clause (ii) shall continue unremedied for a period of three (3) Business Days;

(b)Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or in any Loan Document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made and such materiality is continuing;

(c)Covenants.  Borrower shall fail to observe or perform (i) any term, covenant, condition or agreement contained in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(d), Section 5.02, Section 5.03 (with respect to Borrower’s existence), Section 5.09 or in Article VI or (ii) any other term, covenant, condition or agreement contained in this Agreement (other than those specified in the foregoing clause (i) of this Section or clause (a) or (b) of this Article) or any Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier of (x) knowledge thereof by the Borrower or (y) receipt of written notice thereof from Lender to the Borrower;

(d)Cross-Default.  Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue beyond the applicable grace period, if any, or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (d) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property securing such Indebtedness and (ii) Indebtedness that becomes due as a result of a Change in Law, tax regulation or accounting treatment so long as such Indebtedness is paid when due;

(e)Involuntary Proceedings.  An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(f)Voluntary Proceedings.  Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (e) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(g)Judgments.  One or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 shall be rendered against Borrower or any combination thereof and either the same shall remain undischarged or unsatisfied for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower to enforce any such judgment;

(h)ERISA.  An ERISA Event shall have occurred that, in the opinion of Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(i)Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be valid and enforceable as against Borrower; or Borrower or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or Borrower denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(j)Change of Control.  There occurs any Change of Control.

then, and in every such event (other than an event with respect to Borrower described in clause (e) or (f) of this Article), and at any time thereafter during the continuance of such event, Lender may, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees, premiums and other obligations of the Borrower accrued or payable hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (e) or (f) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees, premiums and other obligations of the Borrower accrued or payable hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, Lender may protect and enforce its rights under this Agreement and the other Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, and Lender may enforce payment of any Obligations due and payable hereunder or enforce any other legal or equitable right and remedies which it may have under this Agreement, any other Loan Document, or under applicable law or in equity.

Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of Borrower of all or any part of the Obligations, and, as between Borrower on the one hand and Lender on the other, Lender shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Lender may deem advisable notwithstanding any previous application by Lender.

Following the occurrence and during the continuance of an Event of Default, Lender shall apply any and all payments received by Lender in respect of the Obligations in the following order:  first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Lender with respect to this Agreement or the other Loan Documents, second, to accrued and unpaid interest on the Obligations, third, to the principal amount of the Obligations outstanding, and fourth, to any other indebtedness or obligations of Borrower owing to Lender under the Loan Documents.  Any balance remaining after giving effect to the applications set forth above shall be delivered to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out any of the applications set forth herein, amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category.

Article IX.

[RESERVED]

Article X.

Miscellaneous

Section 10.01Notices

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(a)Subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:

(i)if to the Borrower, to Gastar Midco Holdings LLC, c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA  90067, Attention: Eric Waxman, Facsimile No. (310) 201-4157, email: ewaxman@aresmgmt.com, with a copy to Milbank Tweed Hadley & McCloy LLP,  2029 Century Park East, 33rd Floor, Los Angeles, CA 90067, Attention:  Adam Moses, Facsimile No. (213) 892-4765, email:  amoses@milbank.com; and

(ii)if to Lender, to AF V Energy I Holdings, L.P., c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA  90067, Attention: Eric Waxman, Facsimile No. (310) 201-4157, email: ewaxman@aresmgmt.com, with a copy to Milbank Tweed Hadley & McCloy LLP,  2029 Century Park East, 33rd Floor, Los Angeles, CA 90067, Attention:  Adam Moses, Facsimile No. (213) 892-4765, email:  amoses@milbank.com.

(b)Notices and other communications to Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Lender; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Lender.  Lender or Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)Any party hereto may change its address or telecopy number or email address for notices and other communications hereunder by written notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if received during the recipient’s normal business hours.

Section 10.02Waivers; Amendments

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(a)No failure or delay by Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of the Loans shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

(b)None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by the Borrower therefrom shall be effective, except pursuant to an agreement or agreements in writing entered into by Borrower and Lender.

Section 10.03Expenses; Indemnity; Damage Waiver

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(a)The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Lender and each of its Affiliates, including the reasonable fees, charges and disbursements of counsel for Lender, in connection with the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by Lender, including the reasonable fees, charges and disbursements of any counsel for Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)THE CREDIT PARTIES SHALL, JOINTLY AND SEVERALLY, INDEMNIFY LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED

BY THE BORROWER OR ANY SUBSIDIARY, OR ANY OTHER ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY SUBSIDIARY, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER OR NOT SUCH CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING IS BROUGHT BY BORROWER, ANY EQUITY HOLDERS OF BORROWER, ANY AFFILIATES OF BORROWER, ANY CREDITORS OF BORROWER OR ANY OTHER THIRD PERSON AND WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR FROM A CLAIM BROUGHT BORROWER AGAINST LENDER FOR MATERIAL BREACH IN BAD FAITH OF LENDER’S OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS.  FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO THE FOREGOING PROVISO “ANY INDEMNITEE” MEANS ONLY THE INDEMNITEE OR INDEMNITEES, AS THE CASE MAY BE, THAT ARE DETERMINED BY SUCH COURT IN SUCH JUDGMENT TO HAVE BEEN GROSSLY NEGLIGENT OR TO HAVE ENGAGED IN WILLFUL MISCONDUCT OR MATERIALLY BREACHED THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN BAD FAITH AND NOT ANY OTHER INDEMNITEE.  THIS SECTION 10.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS OR DAMAGES ARISING FROM ANY NON-TAX CLAIM.

(c)To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Loans or the use of the proceeds thereof; provided that, nothing in this clause (c) shall relieve Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(d)All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

(e)The agreements in this Section 10.03 shall survive the replacement of any Lender, the termination of this Agreement and the repayment, satisfaction or discharge of the Obligations.

Section 10.04Successors and Assigns

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(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i)Subject to the conditions set forth in paragraph (b)(ii) below, Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of, if no Event of Default has occurred and is continuing, the Borrower.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is executed) shall not be less than $5,000,000 unless each of the Borrower and Lender otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; and

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Commitment and such Lender’s Loans under this Agreement.

For the purposes of this Section 10.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (c)  the Borrower.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and

Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16, Section 2.17 and Section 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)Lender, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment and the Applicable Percentage of, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Credit Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, the language in this Section 10.04(b)(iv) is intended to cause the Loans, and any participation therein, to be in “registered form” as defined in Sections 163(f), 87(h)(2) and 881(c)(2) of the Code, Section 5f.103-(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the proposed United States Treasury Regulations, and such language shall be interpreted and applied consistently therewith.

(c)

(i)Any Lender may, without the consent of the Borrower or Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood, however, that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.14, Section 2.15, Section 2.16 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), and no participation shall be effective unless it has been recorded in the Participant Register pursuant to this Section; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the proposed United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05Survival

.  All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee, premium or any other amount payable under this Agreement is outstanding and so long as the Commitment has not expired or terminated.  The provisions of Section 2.14, Section 2.15,

Section 2.16, Section 2.17 and Section 10.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

Section 10.06Counterparts; Integration; Effectiveness; Electronic Execution

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(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  This Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.07Severability

.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08Right of Setoff

.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS

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(a)THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.01.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 10.10WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11Headings

.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12Confidentiality

.  Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Requirements of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower.  For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13Material Non-Public Information

.

(a)LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE

MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, LENDER REPRESENTS TO THE BORROWER THAT IT HAS IDENTIFIED TO THE BORROWER A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

(c)The Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of the federal and state securities laws.  To the extent that any of the executed Loan Documents constitutes at any time a material non-public information within the meaning of the federal and state securities laws after the date hereof, the Borrower agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

Section 10.14[Reserved]

.

Section 10.15Interest Rate Limitation

.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.16USA PATRIOT Act

.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

GASTAR MIDCO HOLDINGS LLC

By:  /s/ Michael A. Gerlich
Name:Michael A. Gerlich
Title:Senior Vice President, Chief Financial
Officer and Secretary

Signature Page to Midco Credit Agreement

AF V Energy I Holdings, L.P.,
as a Lender

By:  /s/ Gary Levin
Name:Gary Levin
Title:Authorized Signatory

Signature Page to Midco Credit Agreement